Exhibit 99.1

Quanterix Corporation Releases Operating Results for Third Quarter 2022

Billerica, Mass. – November 8, 2022 — Quanterix Corporation (NASDAQ: QTRX), a company driving scientific discovery through ultrasensitive biomarker detection, today announced operating results for the three months ended September 30, 2022.

Financial Highlights

•	Revenue of $26.6M for Q3 2022 was flat versus Q3 2021 if the prior year NIH RADx funding is excluded, and increased 13% over Q2 2022.

•	Pro-forma gross margin of 35.0% for Q3 2022 was up 670 bps over Q2 2022 and down 1470 bps from Q3 2021

For additional information on the pro-forma financial measures included in this press release, please see “Use of Pro-Forma Financial Measures” and “Reconciliation of GAAP to Pro-Forma” below.

Business Highlights

•	The BioHermes trial we are participating in is nearing completion; this is a prospective trial in partnership with the Global Alzheimer’s Platform Foundation. This prospective validation trial for pTau-181 will generate data in support of our regulatory filing for FDA clearance of the test which would be the first of its kind in the market

•	Quanterix received funding from Alzheimer’s Drug Discovery Foundation (ADDF) to accelerate Alzheimer’s disease diagnostic plasma test development; this is a collaboration with Amsterdam University Medical Centers (Amsterdam UMC) on 4 phases of clinical trials to validate Quanterix’ multi-analyte test. We are approximately 50% through Phase 1 and showing promising results for Alzheimer's detection and differential diagnosis of memory complaints, generating 4 abstracts and 1 presentation to date.

•	Published discoveries enabled through Quanterix’ Simoa technology continue to be strong; highlighted in a record 159 new publications in the third quarter 2022, bringing total Simoa-specific inclusions to over 2,000.

“Our third quarter results were in line with expectations set last quarter when we launched a significant assay quality remediation program,” said Masoud Toloue, President and Chief Executive Officer of Quanterix. “We are pleased with the quarter over quarter financial and business progress with both revenue and gross margin growing, the program is on-track and proceeding to plan. While demand remains robust, we are managing our volume to ensure we deliver quality products to our customers while we focus our efforts to improve the quality and long-term scalability of our product offerings. Our team’s conviction is resolute and urgency high as our SIMOA technology remains the foundation for unlocking new discoveries and innovations in both research and clinical applications, every day.”

Quanterix’s third quarter revenue was flat to prior year excluding RADx, with consumable revenue declining as the Company balanced demand with assay quality and process improvement initiatives. This shortfall was offset by strong services revenue driven by the Company’s collaboration agreement with Eli Lilly and Company.

Quanterix’s third quarter proforma gross margin of 35.0% declined 1470 bps from 49.8% in the third quarter of 2021. The decline is due primarily to increased inventory reserves (800bps), the change in allocation of expenses between operating expense and cost of goods sold (500bps) previously announced in Q2 of this year and a slight revenue decline. Third quarter proforma margin increased 670 bps from the prior quarter driven by expense reductions and product mix shift offsetting increased inventory reserves.

Strategic Business Re-Alignment Progress

In August of 2022, the Company announced a comprehensive restructuring and business re-alignment plan in order to fully realize the potential of its Simoa® platforms and continue its leadership role in ultrasensitive translational biomarker detection. As a result of the restructuring and the corresponding impact to Quanterix’s stock price, the Company has incurred the following restructuring and related charges in Q3:

•	Goodwill impairment $8.2 million;

•	Impairment of long-lived assets $8.7 million;

•	Restructuring expenses $3.4 million (mainly related to employee costs); and

•	Other lease costs of $0.6 million.

In addition, the assay redevelopment program designed to improve its ability to manufacture and deliver high-quality assays at scale is on target and moving forward aligned to the plan announced last quarter.

Conference Call

In conjunction with this announcement, Quanterix Corporation will host a conference call on November  8, 2022 at 4:30 p.m. EST. Individuals interested in listening to the conference call may do so by pre-registering here and obtaining a dial-in number and passcode.

A live webcast will also be available at: https://edge.media-server.com/mmc/p/bg9nn3de. You may also access the live webcast by visiting the News & Events page within the Investors section of the Quanterix website at www.quanterix.com. The webcast will be available on the Company’s website for one year following completion of the call.

Financial Highlights

Quanterix Corporation

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Product revenue	$17,693	$20,662	$53,134	$57,586
Service and other revenue	8,370	5,898	25,728	17,955
Collaboration revenue	301	120	479	486
Grant revenue	282	1,009	357	4,242
Total revenue	26,646	27,689	79,698	80,269
Costs of goods sold:
Cost of product revenue	10,511	8,639	31,178	24,233
Cost of service and other revenue	5,191	3,806	14,306	10,569
Total costs of goods sold and services	15,702	12,445	45,484	34,802
Gross profit	10,944	15,244	34,214	45,467
Gross margin	41.1%	55.1%	42.9%	56.6%
Operating expenses:
Research and development	6,631	6,807	20,290	20,244
Selling, general and administrative	19,966	23,670	72,723	63,913
Other lease costs	609	—	609	—
Restructuring	3,426	—	3,426	—
Goodwill impairment	8,220	—	8,220	—
Impairment expense	8,695	—	8,695	—
Total operating expenses	47,547	30,477	113,963	84,157
Loss from operations	(36,603)	(15,233)	(79,749)	(38,690)
Interest income (expense), net	1,712	(90)	2,316	(418)
Other (expense) income, net	(101)	(305)	(676)	1,478
Loss before income taxes	(34,992)	(15,628)	(78,109)	(37,630)
Income tax provision	72	33	10	32
Net loss	$(35,064)	$(15,661)	$(78,119)	$(37,662)
Net loss per share, basic and diluted	$(0.95)	$(0.43)	$(2.12)	$(1.05)
Weighted-average common shares outstanding, basic and diluted	37,004,596	36,518,177	36,926,549	35,774,455

Quanterix Corporation

Condensed Consolidated Balance Sheets

(Unaudited and in thousands)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$343,743	$396,465
Accounts receivable, net	18,330	23,786
Inventory	18,236	22,190
Prepaid expenses and other current assets	6,475	6,514
Total current assets	386,784	448,955
Restricted cash	2,596	2,577
Property and equipment, net	21,441	17,960
Intangible assets, net	7,511	10,534
Goodwill	—	9,632
Right-of-use assets	27,165	11,491
Other non-current assets	1,200	378
Total assets	$446,697	$501,527
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,106	$9,209
Accrued compensation and benefits	10,503	13,252
Other accrued expenses	5,951	6,486
Deferred revenue	8,976	6,361
Short-term lease liabilities	767	1,428
Other current liabilities	268	241
Total current liabilities	28,571	36,977
Deferred revenue, net of current portion	1,591	1,099
Long-term lease liabilities	42,196	20,464
Other non-current liabilities	1,570	2,035
Total liabilities	73,928	60,575
Total stockholders’ equity	372,769	440,952
Total liabilities and stockholders’ equity	$446,697	$501,527

Use of Pro-Forma Financial Measures

To supplement the Company’s financial statements presented on a GAAP basis, the Company has provided certain pro-forma financial measures, including pro-forma gross margin. Pro forma gross margin includes the product related freight and shipping costs that are not billed to the customer. Management uses these pro-forma measures to evaluate the Company’s operating performance in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business. Management believes that such measures are important in comparing current results with prior period results and are useful to investors and financial analysts in assessing the Company’s operating performance. The pro-forma financial information presented here should be considered in conjunction with, and not as a substitute for, the financial information presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these pro-forma measures to their most directly comparable GAAP financial measures set forth below.

Reconciliation of GAAP to Pro-Forma

Quanterix Corporation

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(Unaudited and in thousands, except percentages)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2022	2021	2022	2022	2021
GAAP gross profit	$10,944	$15,244	$8,711	$34,214	$45,467
Distributions costs (1)	(1,617)	(1,462)	(2,065)	(5,546)	(5,024)
Non-GAAP pro forma gross profit	$9,327	$13,782	$6,646	$28,668	$40,443
Gross margin	41.1%	55.1%	37.1%	42.9%	56.6%
Non-GAAP pro forma gross margin	35.0%	49.8%	28.3%	36.0%	50.4%

GAAP total operating expenses	$47,547	$30,477	$33,670	$113,963	$84,157
Distributions costs (1)	(1,617)	(1,462)	(2,065)	(5,546)	(5,024)
Non-GAAP pro forma total operating costs	$45,930	$29,015	$31,605	$108,417	$79,133

GAAP loss from operations	$(36,603)	$(15,233)	$(24,959)	$(79,749)	$(38,690)
Non-GAAP pro forma loss from operations	$(36,603)	$(15,233)	$(24,959)	$(79,749)	$(38,690)

(1) Distribution costs, which include freight and other activities costs associated with product shipments, net of charges passed on to the customer, are captured within operating expenses in our consolidated statements of operations. During the three and nine months ended September 30, 2022, we incurred $1.6 million and $5.5 million, respectively, of distribution costs recorded within operating expenses. During the three and nine months ended September 30, 2021, we incurred $1.5 million and $5.0 million, respectively, of distribution costs recorded within operating expenses. During the three  months ended June 30, 2022, we incurred $2.1 million of distribution costs recorded within operating expenses.

About Quanterix

From discovery to diagnostics, Quanterix’s ultrasensitive biomarker detection is driving breakthroughs only made possible through its unparalleled sensitivity and flexibility. The Company’s Simoa ® technology has delivered the gold standard for earlier biomarker detection in blood, serum or plasma, with the ability to quantify proteins that are far lower than the Level of Quantification (LoQ). Its industry-leading precision instruments, digital immunoassay technology and CLIA-certified Accelerator laboratory have supported research that advances disease understanding and management in neurology, oncology, immunology, cardiology and infectious disease. Quanterix has been a trusted partner of the scientific community for nearly two decades, powering research published in more than 2,000 peer-reviewed journals. Find additional information about the Billerica, Massachusetts-based company at https://www.quanterix.com or follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "plan," "anticipate," "estimate," "intend" and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements about Quanterix’ financial performance, including anticipated benefits and costs associated with Quanterix’ plan of restructuring and realignment, and are subject to a number of risks, uncertainties and assumptions. Forward-looking statements in this news release are based on Quanterix’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause Quanterix’ actual results to differ from those expressed or implied in the forward-looking statements in this press release include, but are not limited to, those described in “Part I, Item 1A, “Risk Factors” in Quanterix’ Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 1, 2022, or other filings that we make with the SEC, including the Quarterly Report on Form 10-Q to be filed with the SEC following this release, as well as the risk that Quanterix’ plan of restructuring and realignment results in unexpected costs, the risk that Quanterix is unable to implement the plan of restructuring and realignment as intended and the risk that implementation of the plan of restructuring and realignment is delayed. Except as required by law, Quanterix assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts

Media Contact:

PAN Communications

Lauren Force, 617-502-4366

pan.quanterix@pancomm.com